RICA FOODS, INC. ANNOUNCES RECEIPT

OF COMPLIANCE NOTICE BY AMEX

MIAMI, FL. September 4, 2003. Rica Foods, Inc. (AMEX: RCF), announced that it received notice from the American Stock Exchange (the “AMEX”) indicating the Company has evidenced compliance with the applicable AMEX continued listing requirements based upon the Company’s filing of (i) an amended annual report on Form 10-K/A for the period ended September 30, 2002; (ii) an amended quarterly report on Form 10-Q/A for the period ended December 31, 2002; (iii) an amended quarterly report on Form 10-Q/A for the period ended March 31, 2003; and (iv) a quarterly report on Form 10-Q for the period ended June 30, 2003.

In light of this determination of compliance, the AMEX notified the Company that the pending hearing before a Listing Qualifications Panel of the AMEX to consider a request for an oral hearing to review a determination by the staff of the AMEX to remove the Company’s common stock from listing and registration on the AMEX is considered moot and, accordingly, the Company’s hearing file has been closed.

The Company has been in discussions with the AMEX to determine when the Company’s common stock may resume trading.

There can be no assurance that the Company’s common stock will resume trading or that, if trading is resumed, that the AMEX will not initiate further delisting proceedings with respect to the Company’s securities as appropriate. The Company remains subject to the AMEX continued listing requirements and there can be no assurance that the Company will maintain compliance with these requirements.

This press release contains “ forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may affect the operating results of the Company are the following: (i) fluctuations in the cost and availability of raw materials, such as feed grain costs in relation to historical levels; (ii) market conditions for finished products, including the supply and pricing of alternative proteins which may impact the Company’s pricing power; (iii) risks associated with leverage, including cost increases attributable to rising interest rates; (iv) changes in regulations and laws, including changes in accounting standards, environmental laws, occupational and labor laws, health and safety regulations, and currency fluctuations; and (v) the effect of, or changes in, general economic conditions.

Words such as expects, anticipates, intends, plans, believes, seeks, estimates, should and variations of those words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligations to update or review any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Such forward -looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’ s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact us at (305) 365-9694, or email to: mmarenco@ricafoods.com.